EXHIBIT 99(a)

                      EQUITABLE OF IOWA COMPANIES
                      EMPLOYEE STOCK PURCHASE PLAN


     The following description, in question and answer form, constitutes the Equitable of Iowa Companies Employee Stock Purchase Plan.

                                PURPOSE

     1. What is the purpose of the Plan? The purpose of the Equitable of Iowa Companies Employee Stock Purchase Plan (the "Plan") is to provide the employees, certain agents and directors of Equitable of Iowa Companies, and each of its wholly-owned subsidiaries (collectively the "Company"), with a convenient, cost-effective way to invest in Equitable of Iowa Companies Common Stock.

                               ADVANTAGES

     2.    What advantages do I have if I participate in the Plan?

           You may invest in the Company's Common Stock through regular payroll or commission payment deductions.

           All fees, brokerage commissions and administrative costs, other than those on any sales of shares from a participant's Plan account, are paid by the Company.

           Your record keeping is simplified since participants receive quarterly statements of their Plan accounts.

           You will avoid the necessity of safekeeping of certificates for shares in your Plan account.

           Full and fractional shares are in your Plan account, and all dividends on full and fractional shares in your Plan account are automatically reinvested.


                             ADMINISTRATION

     3. Who administers the Plan? Boatmen's Trust Company (the "Administrator") administers the Plan, maintains records, sends statements of account to participants and performs other duties relating to the Plan. The Administrator will act, and the shares of Common Stock purchased under the Plan will be held by the Administrator, in accordance with the guidelines set forth by the Company's Compensation Committee of the Company's Board of Directors (the "Committee").

     In addition, the Committee has appointed a Company representative (the "Plan Coordinator") to coordinate the actions and information between the participants, Company, and Administrator.

     4. Who is the Plan Coordinator? The Shareholder Relations/Corporate Communications area of the Company will serve as Plan Coordinator.

     You may contact:

     Shareholder Relations/Corporate Communications
     Equitable of Iowa Companies
     700 Locust Street, Suite 201
     Des Moines, IA  50309

     5. How can I communicate with the Administrator regarding the Plan? All communications regarding the Plan should be sent to:

          Boatmen's Trust Company
          510 Locust Street, Second Floor
          St. Louis, Missouri 63101
          Re:  Equitable of Iowa Companies Employee Stock Purchase Plan

You may call 1-800-456-9852. You should use your Plan account number on all communications relating to your account.

                              PARTICIPATION

     6. Who is eligible to participate in the Plan? All employees or directors of the Company are eligible to participate in the Plan. The Compensation Committee of the Company's Board of Directors may, in its sole discretion, on such terms and conditions as it determines appropriate, declare certain agents of the Company eligible to participate.

     7. How do I enroll in the Plan? If you wish to enroll in the Plan, you must complete and sign an Authorization Form and return it to the Plan Coordinator. The effective date of your enrollment in the Plan will be established by the Plan Coordinator in accordance with procedures set forth by the Company. Your enrollment in the Plan and automatic payroll or commission deduction will generally commence within 45 days following the Plan Coordinator's receipt of your Authorization Card.

     8. What does the Authorization Form provide? The Authorization Form appoints the Administrator as your agent to purchase shares of Common Stock through:

           Regular Payroll or Commission Deduction - you may automatically invest, through payroll or commission deduction, a minimum of $25 per month, with no maximum limit. For directors the amount of the deduction from compensation (annual retainer or meeting fees) will be a percentage and must be at least 10 percent of such compensation.

     All cash dividends paid on the shares in your Plan account will be automatically reinvested on or about the dividend payment dates.

     By completing the Authorization Form, you are also appointing the Administrator as your agent to receive and apply all dividends on the full and fractional shares of Common Stock in your Plan account for the purchase of additional shares of Common Stock.

     9. May I change my level of participation? Yes. You may change your level of participation at any time by writing to the Plan Coordinator. The change will generally become effective within 45 days following the receipt of your change instructions. The effective date of any change will be established by the Plan Coordinator in accordance with procedures set forth by the Company.

                               PURCHASES

     10. What is the source of shares purchased under the Plan? Shares purchased under the Plan will be either newly issued or treasury shares of the Company or will be purchased in market transactions, as the Company may elect.

     11. What will be the price of shares purchased under the Plan? The price per share of all shares purchased under the Plan will be the Average Price, as defined below:

           In the case of purchases of the Company's authorized but unissued shares or treasury shares, the Average Price is determined by averaging the high and low prices of shares of Common Stock as reported on the New York Stock Exchange - Composite Transaction Reporting System for the applicable Investment Date.

           In the case of purchases of shares in market transactions, the Average Price will be the average purchase price per share for all shares purchased for all Plan participants for the applicable Investment Date.

     12. How many shares will be purchased for participants? Your Plan account will be credited with the number of shares, including fractional shares up to four decimal points, equal to the total amount to be invested for your account divided by the Average Price.

     13. When will purchases of shares be made under the Plan? Purchases of shares under the Plan will be made on the applicable Investment Dates.
The Investment Dates for regular payroll and commission deduction investments will be on or about the Company's payroll dates. The Investment Date for cash dividends will be on or about the dividend payment date. If any of the Investment Dates is not a day on which the Common Stock trades on the New York Stock Exchange, the Investment Date will be the next trading day. In the event shares are purchased in market transactions, such purchases will begin on the applicable Investment Date and will be completed as soon as practicable.

     14. How will market purchases be made? Market purchases made by the Administrator may be made on any securities exchange where the shares are traded, in the over-the-counter market or in negotiated transactions, and may be subject to terms agreed to by the Administrator with respect to price, delivery and other conditions. Neither the Company nor any participant shall have any authority or power to direct the time or price at which shares may be purchased.


                               COSTS

     15. Do I incur any expenses in connection with the Plan? The Company will pay all brokerage fees and administration and service charges incurred in connection with the Plan, other than those on any sales of shares from your Plan account. However, you should note the discussion in Question 27 regarding the federal income tax consequences to you of the payment of these costs by the Company.





                       REPORTS TO PARTICIPANTS

     16. What reports will be sent to participants in the Plan? A quarterly statement of your Plan account will be mailed shortly after the end of each calendar quarter. These statements are a continuing record of your Plan participation and should be retained for tax purposes.

     Plan participants will be provided copies of communications sent to all shareholders generally, including the Company's annual report to shareholders, notice of annual meeting and proxy statement and income tax information for reporting dividends paid.

                                  VOTING

     17. How will shares in participant's account under the Plan be voted at meetings of shareholders? Shares held by the Administrator under this Plan for your Plan account will be voted according to your written proxy instructions. Shares in your Plan account will not be voted unless you vote them.

                        TERMINATION OF PARTICIPATION

     18. How do I terminate participation in the Plan? You may voluntarily terminate your participation in the Plan at any time by sending a written notice of termination to the Plan Coordinator. The Company or the Administrator may refuse or limit participation in the Plan by anyone and may immediately terminate a participant's participation in the Plan at any time, by notice in writing mailed to the participant.

     19. When is a voluntary termination notice effective? Voluntary termination of your participation in the Plan generally will be effective within 45 days upon the Plan Coordinator's receipt of your written notice of termination. The effective date of a voluntary termination will be established by the Plan Coordinator in accordance with procedures set forth by the Company. If your written notification is not received by the Plan Coordinator at least ten days prior to an Investment Date, voluntary termination will not be effective until a date after the investment of such funds under the terms of the Plan.

     Participation in the Plan will be terminated upon the sale or transfer of all shares registered in your name that are enrolled in the Plan or on your withdrawal of all of the shares credited to your Plan account. Your participation in the Plan will also terminate if you discontinue your payroll or commission deduction investments in the Plan.

     Following voluntary termination of participation in the Plan, you may not re-enroll until after at least 6 months has passed.

     20. What will I receive upon termination? The Administrator will send you, shortly after your termination becomes effective, a certificate for the whole shares held in your Plan account and a cash payment for any fractional share based upon the market value of the Common Stock on the effective date of termination.

                                 DISTRIBUTION

     21. Can I transfer shares directly to the Company's Dividend Reinvestment and Stock Purchase Plan? You may transfer all or part of your shares held in your Plan account to the Company's Dividend Reinvestment and Stock Purchase Plan (the "DRI Plan"). Such transfer will generally become effective within 45 days of receipt of your written request to the Plan Coordinator. The Company will pay all fees and administrative costs related to the transfer of shares from the Plan to the DRI Plan. A copy of the Prospectus for the DRI Plan may be obtained from the Administrator or the Plan Coordinator.

     22. Distribution of shares during employment or appointment. Distribution of shares during employment or appointment will generally be made within 45 days upon the Plan Coordinator's receipt of your written request. Such distribution of shares may be subject to a nominal fee as determined by the Company. No distributions of less than 100 shares during a participant's employment or appointment will be permitted without the approval of the Company. All distributions of shares will be made in whole shares of Common Stock and a certificate representing such shares will be issued directly to you by the Administrator. An application for distribution of shares may be obtained from the Plan Coordinator.

     23. Distribution upon retirement or termination. When a participant retires or otherwise ceases to be an employee, agent or director of the Company, the undistributed balance of their account will generally be distributed no later than 45 days after the end of the calendar quarter in which such termination occurs. The distribution will be made in Common Stock, plus cash for any uninvested contributions, dividends and fractional shares, or the balance of the account may be transferred to the Company's DRI Plan.

             MODIFICATION, SUSPENSION OR TERMINATION OF THE PLAN

     24. May the Plan be changed or discontinued? Yes. The Company reserves the right to suspend, modify or terminate the Plan at any time. All participants will receive notice of any significant modification or termination of the Plan. If the Company terminates the Plan, share certificates will be issued and cash payments will be made (as described in Question 20).

                SALE OF SHARES AND ISSUANCE OF CERTIFICATES

     25. How can I sell the shares in my Plan account? You may elect to sell all or any part of the shares of Common Stock that are held in your account and receive cash in lieu of such shares, provided that the minimum number of shares to be sold shall be one hundred (100) unless you are terminating all participation in the Plan. The Administrator will, as soon as practicable after receipt of your written request from the Plan Coordinator, sell all or any portion of the whole shares of Common Stock in your Plan account and forward the proceeds to you, less brokerage commissions and any applicable transfer taxes.

     However, your shares will not be sold for a cash distribution request during the period from 15 days before the end of a fiscal quarter until at least 48 hours after publication of the Company's quarterly or annual earnings. The Company further reserves the right to direct the Administrator to suspend the sale of shares for cash distribution requests to comply with any applicable laws or regulations. Shares will be sold by the Administrator at current market prices.

     26. Will stock certificates be issued for shares of Common Stock purchased: Normally, you will not be issued certificates for Common Stock purchased for your Plan account. Shares are held on behalf of the Plan participants by the Administrator. However, as described in Question 22, upon your written request, the Company will issue or cause to be issued to you a certificate for all or any portion of the whole shares credited to your Plan account.

                             TAX CONSEQUENCES

     27. What are the federal tax consequences of participation in the Plan? The following discussion is general in nature and addresses only certain federal income tax consequences, which are subject to change. You should consult with your individual tax adviser concerning the federal, state and local tax consequences of your participation in the Plan.

     For federal income tax purposes, the Plan is designed to result in you and any nonparticipating shareholder receiving equivalent value as a result of cash dividends paid by the Company on the shares held in the Plan. If shares are acquired for your Plan account as a result of reinvestment of cash dividends, you will be treated as having received a taxable stock distribution equal to the full amount of money which could have been received as a cash dividend. If any brokerage fees are paid by the Company in the acquisition of shares on your behalf (which will not occur in connection with purchases directly from the Company), you will be treated as having received a constructive taxable distribution in the amount of these fees. The Company will furnish you with annual information as to the amount of these taxable distributions.

     Upon termination, you will not realize any taxable income when you receive certificates for whole shares from your Plan account. If you receive a cash payment for a fractional share or for shares sold from your Plan account, you will recognize a gain or loss equal to the difference between the amount received for the fractional or whole shares sold and the tax basis of those shares.

     Your tax basis for shares purchased through the Plan (including fractional shares) will be equal to:

         the amount of payroll or commission deductions; and

         the amount of the reinvested dividends; and

         the amount of any brokerage fees paid by the Company on your behalf.

     Your holding period for shares purchased through the Plan will begin on the day following the date on which those shares are credited to your account.

     If you are or become subject to backup withholding on dividends, you should consult with your tax adviser as to the effect of such withholding. Any amount invested on your behalf under such circumstances would be reduced by the amount required to be withheld.

                             OTHER INFORMATION

     28. What happens if the Company pays a stock dividend, declares a stock split or makes a rights offering? Any shares of Common Stock (full and fractional shares) representing stock dividends or stock splits distributed by the Company on shares of Common Stock in your Plan account will be added to your account. Shares (and cash in lieu of fractional shares) representing stock dividends or stock splits distributed on shares of Common Stock registered in your name which are not held in your Plan account will be mailed directly to you. In the event that the Company makes available or distributes to its shareholders rights to purchase additional shares of Common Stock, or any other securities, the Company will distribute such rights directly to you, to the extent such rights are represented by separate right certificates.

     29. What are the responsibilities of the Company, the Plan Coordinator and the Administrator under the Plan? Neither the Company, the Plan Coordinator, nor the Administrator will be liable in administering the Plan for any act done in good faith or for any good faith omission to act, including, but not limited to, any claim of liability arising out of the failure to terminate a participant's account upon such participant's death prior to receipt of notice in writing of such death.

     A participant should recognize that the Company can not assure a profit or protect against loss on the shares of Common Stock purchased pursuant to the Plan. As a participant, you bear the risks of ownership of shares of Common Stock, including, but not limited to, fluctuations in the market price of Common Stock.

     30. Section 16 Compliance. With respect to persons subject to Section 16 of the Securities Exchange Act of 1934 ("1934 Act"), transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the Plan or action under the Plan fails to so comply, such provision or action shall, without further action by any person, be deemed to be automatically amended to the extent necessary to effect compliance with Rule 16b-3, provided that if such provision or action cannot be amended to effect such compliance, such provision or action will be deemed null and void, to the extent permitted by law and deemed advisable by the Section 16 Compliance Officer of the Company. The Section 16 Compliance Officer of the Company may impose on any
Section 16 reporting persons restrictions on Plan activity not otherwise contained in the Plan to ensure compliance with Section 16 of the 1934 Act.

                            USE OF PROCEEDS

     The Company is unable to predict the number of shares of Common Stock that will be purchased from it under the Plan or the prices at which such shares will be purchased. To the extent that the Common Stock offered hereby is purchased directly from the Company, the net proceeds from the sale will be added to the general funds of the Company and will be used for general corporate purposes.

     Effective:  October 2, 1995